AMERICAN FEDERATION OF LABOR
                   AND CONGRESS OF INDUSTRIAL ORGANIZATIONS
                        HOUSING INVESTMENT TRUST


                         DECLARATION OF TRUST

          (as amended and restated through May 13, 1997)


     DECLARATION OF TRUST made in Washington, D.C. by the original signatories to this instrument (who, together with their successors in office, are hereinafter called "Trustees").

     WHEREAS, by Declaration of Trust made September 19, 1981, there was created a trust (the "Trust") as a step in the organization of a new pooled investment fund to be created under the auspices of the American Federation of Labor -- Congress of Industrial Organizations ("AFL-CIO"); and

     WHEREAS, the Trustees have amended the Declaration of Trust from time to time to create an investment fund by naming the Trust the "American Federation of Labor and Congress of Industrial Organizations Housing Investment Trust" and by restating the Declaration of Trust in its entirety as set forth herein; and

     WHEREAS, certain subscriptions to Units in the Trust hereby created have been and will be received from the participants whose interests are hereinafter described,

     NOW, THEREFORE, the Trustees declare that they will hold all such contributions that they have acquired or will acquire as Trustees, together with the proceeds thereof, in trust, in the manner and subject to the provisions hereof, for the benefit of any and all contributors to the corpus of the Trust (hereinafter collectively called "Participants").


                                ARTICLE I

Purposes

     Section 1.1. The purpose of this Trust shall be to earn a fair and secure rate of return for its Participants by investing the pooled contributions of all Participants principally in (a) long-term federally insured or guaranteed real estate mortgage and construction loans and certificates representing interests in one or more such loans and (b) obligations issued or guaranteed by Federal National Mortgage Association ("Fannie Mae") or Federal Home Loan Mortgage Corporation ("Freddie Mac") and obligations backed by such real estate mortgages and construction loans. All buildings, structures and other improvements that are to be built or rehabilitated on mortgaged real estate or exchanged for such Trust investments must be built or rehabilitated by union labor except as otherwise expressly provided in Section 3.3. The Trust may make investments that are not federally insured or guaranteed only as and to the extent provided in Section 3.3 hereof.

                               ARTICLE II

Name and Trustees

     Section 2.1. The Trust shall be named "The American Federation of Labor and Congress of Industrial Organizations Housing Investment Trust". The Trustees shall manage the Trust property, execute all instruments in writing, and do all other things relating to the Trust. Every duly authorized instrument executed in the name of the Trust shall have the same effect as if executed in the name of the Trustees.

     Section 2.2. There shall be up to twenty-five voting Trustees and such non-voting members of the Board of Trustees as provided by Section 2.10 hereof.

     Section 2.3. (a) Up to twelve of the Trustees (hereinafter the "Union Trustees") shall be officers or employees of the AFL-CIO or an AFL-CIO member union; (b) up to twelve of the Trustees (hereinafter the "Management Trustees") shall be (i) officers or management employees of one or more organizations contributing directly or indirectly through contractors to an Eligible Pension Plan as defined in Section 5.2 hereof, or officers or management employees of such an Eligible Pension Plan, or (ii) with respect to not more than two of the Management Trustees, an officer, director, or trustee of an organization connected in whole or in part with the housing industry, or an elected or appointed official of the federal or any state or local government or an agency or instrumentality thereof; and (c) one Trustee (hereinafter the "Chairman") shall be an individual who is neither an officer, trustee, or employee of any organization that is a Participant in the Trust. The number of Management Trustees shall not exceed the number of Union Trustees except as the result of a vacancy during an unexpired term caused by death or resignation.

     Section 2.4. The Union and Management Trustees shall be divided into up to three classes ("Classes") in respect to term of office, provided that no new Class shall be established if any existing Class has less than five Trustees. No Class shall have more than eight Trustees. Each Class shall have, insofar as the population of Trustees permits, an equal number of Union and Management Trustees and, upon the appointment of one or more new Trustees, the Trustees shall alter Class assignments as required to comply with the
provisions of this sentence.   The term of the first Class of Trustees shall
expire at the first annual meeting of Participants, the term of the second Class shall expire at the second annual meeting of Participants, and the term of the third Class shall expire at the third annual meeting of Participants. After the expiration of the initial terms as set forth above, the term of each Class of Trustee shall expire at the third annual meeting following its election. At each annual meeting, the Participants shall elect a Chairman to serve until the next annual meeting and such number of Trustees as necessary to fill vacancies in the Class of Trustees whose terms expire as of such meeting. Each Trustee shall serve until his successor shall be elected and shall qualify.

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     Section 2.5. A Trustee shall be an individual at least twenty-one years of age who is not under legal disability and who shall have in writing accepted his or her appointment and agreed to be bound by the terms of this Declaration of Trust. The Trustees, in their capacity as Trustees, shall not be required to devote their entire time to the business and affairs of the Trust.

     Section 2.6. All Trustees shall serve their full terms unless they resign or die. Any Trustee can resign at any time by giving written notice to the other Trustees, to take effect upon receipt of the notice or such later date as the notice specifies.

     Section 2.7. Upon the death or resignation of any Union Trustee, the remaining Union Trustees shall appoint by a majority vote a replacement to serve out the remainder of the term (with the Chairman, if any, voting only in case of a tie). Upon the death or resignation of any Management Trustee, the remaining Management Trustees shall appoint by majority vote a replacement to serve out the remainder of the term (with the Chairman, if any, voting only in case of a tie). Upon the death or resignation of the Chairman, the Union and Management Trustees together shall appoint by majority vote a replacement to serve out the remainder of the term.

     Section 2.8. The death or resignation of one or more Trustees shall not annul the Trust or revoke any existing agency created pursuant to the terms of this Declaration of Trust. Whenever a Trustee's position becomes vacant because of the Trustee's death or resignation the other Trustees shall have all of the powers specified in this Declaration of Trust until such vacancy is filled.

     Section 2.9. The Chairman, Management Trustees and non-voting members may be compensated for their services as provided by the Board of Trustees. No Union Trustee shall receive any compensation or fee for his services as Trustee. Trustees and non-voting members shall be reimbursed for expenses of attending meetings of the Board of Trustees and committees thereof.

     Section 2.10. The Chief Executive Officer, upon his or her retirement or resignation, may be appointed by the Executive Committee, subject to approval by the Board of Trustees, as a non-voting member of the Board of Trustees, with the right to attend meetings and participate in discussions, for an initial term not to exceed five years.


                               ARTICLE III

Powers

     Section 3.1. The Trustees shall have power to do all things proper or desirable in order to carry out, promote, or advance the purpose of the Trust even though such things are not specifically mentioned in this Declaration of Trust. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive.


     Section 3.2. The Trustees shall have without further authorization, full, exclusive, and absolute power, control, and authority over the Trust property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust property and business in their own right, subject to such delegation as may be permitted in this Declaration of Trust. The enumeration of any specific powers or authority herein shall not be construed as limiting the aforesaid powers or authority or any specific power or authority. In construing the provisions of this Declaration of Trust the presumption shall be in favor of a grant of power to the Trustees.

     Section 3.3. The Trustees shall have each of the following specific powers and authority in the administration of the Trust, to be executed in their sole discretion exercised in accordance with their fiduciary duties under the Investment Company Act of 1940, as amended ("Investment Company Act"):

     (a) To invest in construction and/or long-term mortgage loans or mortgage-backed securities that are guaranteed or insured by the federal government or an agency thereof or interests in such mortgage loans or securities; and

     (b) To invest in securities that are secured by securities and/or mortgage loans of the type described in paragraph (a) above and that are rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency; and

     (c) To invest in (i) obligations issued or guaranteed by Fannie Mae or Freddie Mac, or (ii) securities that are backed by Fannie Mae or Freddie Mac and are, at the time of their acquisition by the Trust, rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency; and

     (d) To invest up to 30 percent of the value of all of the Trust's assets in any of the following:

         (i) Construction loans, or securities backed by construction loans which loans are collateralized by:

              (A) a letter of credit in favor of the Trust issued by a
                  depository institution rated in category "B" or higher by Thomson Bankwatch, Inc. ("Thomson Bankwatch"), on terms and conditions acceptable to the Trust; or

              (B) another form of guaranty issued by an entity with a
                  short-term (12 months or less) rating at the time of the
                 issuance of the guaranty of at least "A-1" from Standard &
                  Poor's Corporation ("S&P") or "P-1" from Moody's Investors
                  Service, Inc. ("Moody's") with respect to a guaranty with a duration of 12 months or less, or with a long-term (more than 12 months) rating in one of the two highest rating categories of at least one nationally recognized statistical rating agency with respect to a guaranty with a duration of more than 12 months.

         (ii) Construction or permanent loans, or securities backed by construction or permanent loans, or interests in such loans or securities, provided that:

               (A) such loans or securities are supported by a full faith and credit guaranty of a state or local government or agency or instrumentality thereof that has general taxing authority; or

               (B) such loans or securities are issued (with or without recourse) or guaranteed, as the case may be, by a state or local housing finance agency designated "top tier" by S&P (or designated comparably by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; and are (i) with full recourse (directly or by way of guaranty or indemnity) to such agency's general credit and assets, or (ii) secured by recourse to such assets of the agency or by such third party credit enhancement as to provide, in the judgment of management, protection comparable to a pledge of the agency's general credit, or
                   (iii) backed by the "moral obligation" of the state in which such agency is located in the form of the state's commitment to replenish any insufficiencies in the funds pledged to debt service on the obligations; or

              (C) such loans or securities are supported by a guaranty of at least the first 75 percent of the obligation acquired by the Trust under a state insurance or guarantee program by a state-related agency with a record of creditworthiness as evidenced by a rating of the agency or the obligations issued or guaranteed by such agency of at least "A-" by S&P, Fitch Investors Services Inc. ("Fitch") or Duff & Phelps Inc. ("Duff & Phelps") or at least "A3" by Moody's at the time of their acquisition by the Trust; or

              (D) such loans or securities are issued or guaranteed, as the case may be, by a state or local housing finance agency with a general obligation rating of "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; and are (i) with full recourse (directly or by way of guaranty or indemnity) to such agency's general credit and assets or (ii) backed by the "moral obligation" of the state in which such agency is located, in the form of the state's commitment to replenish any insufficiencies in the funds pledged to debt service on the obligations or similar commitment.

         (iii) Construction or permanent loans, or securities backed by construction or permanent loans that have evidence of support by a state
               or local government or an agency or instrumentality thereof, such support being evidenced by at least the adoption of a resolution by the governing body or other applicable governmental agency in support of the project, provided that all of the following criteria are satisfied:

                    (A) the loan-to-value ratio of the project shall not exceed 50 percent, the "value" for such purposes to be determined on the basis of an independent appraisal by a licensed appraiser acceptable to the Trust, except that a loan-to-value ratio of up to 65 percent shall be permitted if mortgage insurance in an amount which will cover all first losses down to a 50 percent loan-to-value level has been provided by a private mortgage insurance company rated either at least "A-" by S&P, Fitch or Duff & Phelps or at least "A3" by Moody's or approved and accepted by Fannie Mae or Freddie Mac for insurance of the type of obligation to be acquired by the Trust;

                    (B) the state or local government or agency or instrumentality thereof or a foundation exempt from federal income tax under
Section 501(c) of the Internal Revenue Code of 1986, as amended, must have a financial participation in the project within guidelines adopted by the Executive Committee of the Trust for a period at least equal to the outstanding term of the Trust's investment, such financial interest to be in the form of subordinate financing, an interest rate write-down, a donation of land, some other form of insurance or guarantee or some other similar contribution within guidelines adopted by the Executive Committee of the Trust;

                    (C) the sponsor of the project must have a demonstrably successful record of developing or managing low-income housing projects, in accordance with guidelines to be developed by the Trust;

                    (D) the underwriter and servicer of the mortgage loan for the project must have been approved by the Trust;

                    (E) the construction of the project must be supervised on a regular basis by agents or employees of the state or local government or agency or instrumentality thereof or tax-exempt foundation; and

                    (F) the minimum debt service coverage for the project must be at least 1.15 to 1, based upon projections of future income and expenses satisfactory to the Trust.

         (iv) Construction loans made by a state or local government or an agency or instrumentality thereof, or by another party so long as the related project is sponsored by a state or local government or an agency or instrumentality thereof, to the extent that such loans or the securities backed by such loans are fully collateralized or secured in a manner satisfactory to the Trust by:

                    (A) cash placed in trust or in escrow by a state or local government or agency or instrumentality thereof with an independent third party satisfactory to the Trust on terms and conditions satisfactory to the Trust; or

                    (B) a letter of credit in favor of the Trust established by or at the direction of a state or local government, or an agency or instrumentality thereof, with a depository institution rated in category "B" or higher by Thomson Bankwatch, on terms and conditions acceptable to the Trust; or

                    (C) some other form of guaranty issued by an entity with a short-term (12 months or less) rating at the time of issuance of the guaranty of at least "A-1" from S&P or "P-1" from Moody's with respect to a guaranty with a duration of 12 months or less, or with a long-term (more than 12 months) rating in one of the two highest rating categories by at least one nationally recognized statistical rating agency with respect to a guaranty with a duration of more than 12 months.

               (v) Bridge loans made to the owners of single family or multifamily housing developments which are eligible to receive and have allocations or other rights to receive Low Income Housing Tax Credits under
Section 42 of the Internal Revenue Code of 1986, as amended, or interests in such loans, provided that all of the following criteria are satisfied:

                    (A) at the time of the Trust's acquisition of such investment, such investment must be:

                          (I) are issued or guaranteed by a state or local housing finance agency designated "top tier" by S&P (or designated comparably by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) with full recourse to the assets and credit of such agency (or in lieu of such full recourse, secured by such third party credit enhancement as to provide, in the judgment of management, security comparable to full recourse to the assets and credit of such agency); or

                       (II) issued (with recourse) or guaranteed by a state or local agency which has a long term credit rating of "A" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) for a bridge loan with a term of longer than 12 months and a short-term rating of A-1 or better by S&P
                                (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) for a bridge loan with a term of less than 12 months;

                     (III) issued (with recourse) or guaranteed by FHA, GNMA, Fannie Mae, Freddie Mac or another entity with a credit rating of "AA" or better by S&P (or a comparable rating by another

                                nationally recognized rating agency approved by the Executive Committee of the Trust) or fully collateralized by obligations issued (with recourse) or guaranteed by FHA, GNMA, Fannie Mae or Freddie Mac or another entity with a credit rating of "AA" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust); or

                       (IV) fully collateralized by a letter of credit or other guaranty by a bank or other financial entity with a credit rating of "AA" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) or a bank rated in category "B" or higher by Thomson Bankwatch;

               (B) at the time of the Trust's acquisition of such investment, the Trust is committed to invest in the construction and/or permanent loan for the related development, unless the permanent loan for the development is anticipated to have an original principal balance which is less than $1 million; and

               (C) not more than 5% of the Trust's assets may at any time be invested in bridge loans (or interests in bridge loans) acquired pursuant to this Section 3.3(d)(v); and

     (e) To invest in mortgage loans, or securities or obligations backed by mortgage loans, described in paragraph (a) or paragraph (c) of this Section
3.3 that include provisions:

         (i) Requiring the borrower to pay, in addition to all payments of principal and base interest insured or guaranteed by the federal government, an agency thereof, or by Fannie Mae or Freddie Mac, additional interest based on net or gross cash flow and/or net or gross proceeds upon the sale, refinancing or disposition of the mortgaged real estate properties which is not guaranteed or insured, or

        (ii) Requiring the borrower to pay the principal balance of the mortgage loan in full prior to its scheduled maturity.

     In negotiating investments with participating features or rights to demand early repayment, the Trust may accept a base interest rate of up to 2 percent per annum lower than the rate which it would otherwise be willing to receive in the absence of such features; and

     (f)  To sell any asset held by the Trust; and

     (g) To renew or extend (or to participate in the renewal or extension of) any mortgage construction loan; and

     (h) To borrow from any bank, provided that immediately after such borrowing there is an asset coverage of at least 300 percent of all borrowings
of the Trust and provided further that in the event that such asset coverage shall at any time fall below 300 percent the Trust shall within three days thereafter (not including Sundays and holidays) reduce the amount of its borrowings to an extent that the asset coverage of such borrowings shall be at least 300 percent; and

     (i) To manage, administer, operate, lease for any number of years, or sell any real estate acquired by reason of foreclosure by the Trust and to hold such property in the name of the Trust or its nominees; and

     (j)     To take title to real estate in lieu of its foreclosure sale; and

     (k) To invest money held pending investment in mortgages or construction loans in any of the following instruments:

         (i)   United States Treasury issues;

         (ii)  Federal agency issues;

        (iii) Commercial bank time certificates of deposit of banks whose accounts are insured by the Federal Deposit Insurance Corporation through its Bank Insurance Fund ("BIF");

         (iv) Savings bank deposits (insured by the Federal Deposit Insurance Corporation through BIF);

          (v) Savings and loan association deposits (insured by the Federal Deposit Insurance Corporation through its Savings Association Insurance Fund);

         (vi)     Bankers acceptances;

        (vii) Commercial paper rated as category A-1 or P-1 by S&P or Moody's;

       (viii) Collateral loans (including warehousing agreements) secured by Federal Housing Administration or Veterans Administration guaranteed single-family or multi-family mortgages;

         (ix) Interests (including repurchase agreements) in U.S. Government securities pledged by a bank or other borrower to secure short-term loans from the Trust; and

          (x) Securities issued by an investment company registered under the Investment Company Act that invests predominantly in United States Treasury issues or Federal agency issues; and

    (l)     To employ suitable counsel; and

    (m) To employ banks or trust companies to act as depositories or agents; and

    (n) To engage in and to prosecute, compound, compromise, abandon, or adjust by arbitration or otherwise any actions, suits, proceedings, disputes, claims, or demands relating to the Trust property to pay any debts, claims, or expenses incurred in connection therewith, including those of litigation, upon any evidence that the Trustees may deem sufficient (these powers to apply whether or not the Trust is named as a party or any of the Trustees are named individually); and

     (o) To form corporations, partnerships, or trusts upon such terms and conditions as the Trustees deem advisable; and

     (p) To purchase, sell, and hold legal title to any securities or other property including Certificates of Interest in the Trust upon such terms and conditions as the Trustees deem advisable; and

     (q) To purchase, lease, or rent suitable offices for the transaction of the business of the Trust; and

     (r) To appoint, employ, or contract with any person or persons as the Trustees deem necessary or desirable for the transaction of the business of the Trust, including any person who, under the supervision of the Trustees and consistent with the Trustees' ultimate responsibility to supervise the affairs of the Trust, may, among other things:

         (i)   Administer the day-to-day operations of the Trust;

         (ii) Serve as the Trust's adviser and consultant in connection with policy decisions made by the Trustees;


        (iii) Furnish reports to the Trustees and provide research, economic, and statistical data to the Trustees; and

         (iv) Act as accountants, correspondents, technical advisers, attorneys, brokers, underwriters, fiduciaries, escrow agents, depositories, insurers or insurance agents, transfer agents, or registrars for Units, or in any other capacity deemed necessary or desirable by the Trustees; and

     (s) To purchase, maintain and pay for entirely out of Trust property insurance policies insuring any person who is or was a Trustee, officer, employee, or agent of the Trust or who is or was serving at the request of the Trust as a director, officer, employee or agent of another person individually against any claim or liability of any nature asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Trust would otherwise have the power to indemnify such person against such liability; and

     (t) To execute and deliver as Trustees hereunder any and all deeds, leases, mortgages, conveyances, contracts, waivers, releases, and other instruments in writing necessary or proper for the accomplishment of the purposes of the Trust; and

     (u) To pay out of the funds of the Trust property any and all taxes or liens imposed upon or against the Trust property or any part thereof, or imposed upon any of the Trustees herein, individually or jointly, by reason of the Trust property, or of the business conducted by the Trustees under the terms of this Declaration of Trust; and

     (v) To issue, purchase, or sell Units in the Trust either for cash or for property whenever and in such amounts as the Trustees deem desirable, but subject to the limitations specified below; and

     (w) To make distributions of net income to Participants, in the manner specified below; and

     (x) To determine whether money or other assets received by the Trust shall be charged to income or capital or allocated between income and capital; and

     (y) To determine conclusively the value of any of the Trust property and of any services, securities, assets, or other consideration hereafter acquired by the Trust, and to revalue Trust property; and

     (z) To make, adopt, amend, and repeal such rules and regulations (not inconsistent with the terms of this Declaration of Trust) as the Trustees deem necessary or desirable for the management of the Trust and for the government of themselves, their officers, agents, employees, and representatives; and

     (aa) To issue new Units of the Trust in exchange for assets of the AFL-CIO Mortgage Investment Trust ("Mortgage Trust") on the basis of relative net asset values, provided that: the Board of Trustees of the Trust (including a majority of the Trustees who are not interested persons of either the Trust or the Mortgage Trust) find that the exchange is in the best interests of the


Trust and that the interests of existing Participants in the Trust will not be diluted as a result of its effecting the transactions; and provided further that the United States Securities and Exchange Commission ("SEC") issues an Order of Exemption under Section 17 of the Investment Company Act, having found that: (1) the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned; (2) the proposed transaction is consistent with the policy of the Trust and the Mortgage Trust as recited in their registration statements and reports filed with the SEC under the Investment Company Act; and (3) the proposed transaction is consistent with the general purposes of the Investment Company Act.


                                  ARTICLE IV

Operations

     Section 4.1. The principal office of the Trust shall be in Washington, D.C., unless changed to another location by a majority vote of the Trustees. The Trust may have such other office or places of business as the Trustees determine necessary or expedient.

     Section 4.2. The Chairman shall be the chairman of the Board of Trustees. The Trustees may select from among themselves an Executive Committee (chaired by the Chairman) to whom the Trustees may delegate appropriate power to carry on the business of the Trust. The Trustees may elect or appoint, from among their number or otherwise, or may authorize the Chairman to appoint, such other officers or agents to perform functions on behalf of the Trustees as the Trustees or Chairman deemed advisable.

     Section 4.3. The Trustees shall meet at the Chairman's request or as specified in rules and regulations of the Trustees, but in no event less than once each year. Action by the Trustees may also be taken by them in writing. A quorum for doing business shall be a majority of the Trustees entitled to vote, but never less than three.

     Section 4.4. The Trustees may authorize one or more of their number to sign, execute, acknowledge, and deliver any note, deed, certificate, or other instrument in the name of, and in behalf of, the Trust, and upon such authorization such signature, acknowledgment, or delivery shall have full force and effect as the act of all of the Trustees. The receipt of the Trustees, or any of them, or any of the officers or agents thereunto authorized, for money or property paid or delivered to them, or any of them, shall be an effectual discharge therefor to the person paying or delivering such money or property.

     Section 4.5. This Declaration of Trust may be amended or altered by a majority of the Trustees at any time. The Trust may be terminated at any time by the Trustees after notice in writing to all Participants. Upon such termination, the Trust shall carry on no business except for the purpose of winding up its affairs, the Trustees shall return all powers given to them under this Declaration of Trust until the Trust shall have been wound up, and, after paying or adequately providing for the payment of all liabilities, the Trustees shall distribute the Trust property to the Participants according to their respective rights.

     Section 4.6. A majority of the Trustees may: (a) select or direct the organization of a corporation, association, trust, or other organization to take over the Trust property and carry on the affairs of the Trust; (b) sell, convey, and transfer the Trust property to any such organization in exchange for shares, securities, or beneficial interests therein, and the assumption by such transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such shares, securities, or beneficial interest proportionately among the Participants in redemption of their Units.

     Section 4.7. No Trustee shall be liable for having acted in good faith in any transaction connected with the Trust or the administration of the Trust. The Trustees shall be held harmless in acting upon any instrument, certificate, or paper that they believe to be genuine and to be signed or presented by the proper person or persons. The Trustees shall have no duty to make any investigation or inquiry concerning any statement contained in any such writing. No recourse shall be had at any time upon any note, bond, contract, instrument, certificate, undertaking, obligation, covenant, or agreement (whether oral or written) made, issued, or executed by the Trustees in pursuance of the terms of this Declaration of Trust, or by any officer or agent of the Trustees, against the Trustees or such officer or agent individually by legal or equitable proceeding, except only to compel the proper application or distribution of the Trust property, provided that no Trustee shall be excused from liability for willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct"). The Trustees shall not be liable for the proper application of any part of the Trust property, provided that distribution are made in accordance with directions provided in this Declaration of Trust. Nothing contained in this Declaration of Trust shall be construed as giving power to the Trustees to contract any debt or to do anything that will bind any Participant personally. Any person, firm, corporation, or association dealing with the Trustees shall be limited to satisfying any obligation, liability, or covenant with the Trustees only out of the Trust property, and not out of the personal property of any Participant.

     Section 4.8. The Trust shall indemnify each Trustee and officer and each former Trustee and officer of the Trust against fines, judgments, amounts paid in settlement and expenses, including attorneys' fees, actually and reasonably incurred in connection with any pending or threatened criminal action, civil suit or administrative or investigative proceeding (any "matter") against him or her arising by reason of the fact that he or she is or was a trustee or officer of the Trust, or by reason of actions taken by him or her as such Trustee or officer, if it is found that his or her liability does not result from disabling conduct. The finding that liability does not arise from disabling conduct may be made in a final decision by a court or other body before which the matter giving rise to the expense or liability was brought or, in the absence of such a decision, by (a) the vote of a majority of a quorum of Trustees who are neither "interested persons" of the Trust as defined in Section 2(a)(19) of the Investment Company Act nor parties to such matter ("disinterested non-party Trustees") or (b) an independent legal counsel in a written opinion. Expenses of the kind eligible for indemnification may be paid as incurred by a trustee or officer in advance of final disposition of a matter upon receipt of an undertaking by the recipient to repay such amount unless it is ultimately determined that he is entitled to

indemnification hereunder if (a) the indemnitee provides security for his or her undertaking, (b) the Trust is insured for losses arising by reason of any lawful advances or (c) a majority of a quorum of disinterested non-party Trustees or independent legal counsel (in a written opinion) determines, based on a review of readily available facts, that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification. This
Section is intended to provide indemnification to Trustees and officers to the full extent permitted by law and shall be construed and enforced to that extent.

     Section 4.9. The Trustees and any employee or agent of the Trustees (except a bank or trust company) who handles funds or other property of the Trust shall be bonded for the faithful discharge of his or her duties in such amount and as otherwise required by applicable law. The expenses of such bond shall be paid by the Trust.

     Section 4.10. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees, or be liable for the application of money or property paid, loaned, or delivered. Every note, bond, contract, instrument, certificate, or undertaking, and every other act or thing executed or done by any Trustee in connection with the Trust, shall be conclusively taken to have been executed or done only in his or her capacity as Trustee, and such Trustee shall not be personally liable thereon. Every such note, bond, contract, certificate or undertaking made or issued by the Trustees shall recite that it is executed or made by them not individually, but as Trustees, and that the obligations of any such instrument are not binding upon any of the Trustees individually, but bind only the Trust property, and may contain any further recital that they may deem appropriate, but the omission of such recital shall not operate to bind the Trustees individually.

     Section 4.11. The Trustees shall be reimbursed from the Trust property for their expenses and disbursements, including expenses for clerks, transfer agents, office hire, and counsel fees, and for all losses and liabilities by them incurred in administering the Trust and for the payment of such expenses, disbursements, losses, and liabilities, the Trustees shall have a lien on the Trust property prior to any rights or interests of the Participants.

     Section 4.12. This Declaration of Trust shall be construed, regulated, and administered under the laws of the District of Columbia and in the courts of the District of Columbia.


                             ARTICLE VI

Units and Distributions

     Section 5.1. The beneficial interests of the Trust shall be divided into equal portions ("Units"). In lieu of issuing certificates to evidence ownership of such Units, the Trustees may establish a book-entry system whereby Units may be issued and redeemed by bookkeeping entry and without physical delivery of the securities. The number of Units shall be fixed from time to time by the Trustees and such number may be increased or reduced by them. Nothing herein shall be deemed a limitation on the rights of the
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Trustees to issue additional Units ranking with the same rights and privileges as existing Units. The Trustees shall have the right to sell or exchange such additional Units without offering the same to the holders of the then-outstanding Units.

     Section 5.2. Only Labor Organizations and Eligible Pension Plans as defined in this section shall be eligible to own Units of the Trust or to hold Units in the Trust. A "Labor Organization" means any organization of any kind, any agency, employee representation committee, group, association or plan in which employees participate directly or through affiliated organizations, and which exists for the purpose, in whole or in part, of dealing directly or through affiliated organizations with employers concerning grievances, labor disputes, wages, rates of pay, hours or other terms or conditions of employment and any employee benefit plan of such an organization, or any other organization which is, in the discretion of the Board of Trustees, affiliated with or sponsored by such an organization. An "Eligible Pension Plan" is a pension plan constituting a qualified trust under
Section 401(a) of the Internal Revenue Code or any successor statute thereto which has beneficiaries who are represented by a Labor Organization and the management of which has the discretionary right to invest funds of beneficiaries without the direct intervention or control of those beneficiaries. Units will not be transferable or assignable. No holder of a Unit will have the authority to pledge its Unit as collateral for any loan.

     Section 5.3. The Trust shall be administered and invested as a unit and shall be valued at fair values as determined by the Trustees as of the close of business at the end of each calendar month (hereinafter "Valuation Dates"). On the basis of the valuation made on the Valuation Date, the beneficial interest of each Participant shall be adjusted to reflect the effect of income (collected or accrued), realized and unrealized gains and losses, expenses, and all other transactions since the last preceding Valuation Date. Such valuations and adjustments shall be made so as to preserve for each Participant its beneficial interest in the Trust.

     Section 5.4. The Trustees shall as of each Valuation Date declare dividends of net income earned during each month. Such distributions will be payable after the end of each calendar quarter and will be made in cash, except that on written request of a Participant, distribution can be made in Units of the Trust valued as of the distribution date provided that such automatic reinvestment of income distribution does not subject the Trust to adverse consequences in the opinion of legal counsel for the Trust.

     Section 5.5. Notwithstanding anything to the contrary contained in this Declaration of Trust or in any amendment thereto, no part of the Trust that equitably belongs to any Participant (other than such part as is required to pay the expenses of the Trust) shall be used for any purpose other than the exclusive benefit of the Participant.

     Section 5.6. The Trustees shall render from time to time an accounting of the Trust's transactions. A copy of such accounting will be made available to each Participant. No person other than a Participant may require an accounting or bring any action against the Trustees with respect to the Trust or because of any Trustee's actions on behalf of the Trust.
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     Section 5.7. In case of the loss or destruction of any certificate, the Trustees may, under such terms as they deem expedient, issue a new certificate in place of the one so lost.

                                ARTICLE VI

Admissions to and Withdrawals from Trust

     Section 6.1. No admission to or withdrawal from the Trust shall be permitted except in Units. Units shall be issued and redeemed only as of a Valuation Date and may be issued and redeemed in fractions of a Unit. A request for issuance of Units must be received by the Trust before the Valuation Date as of which they are to be issued. A request for redemption of Units must be received by the Trust at least 15 days before the Valuation Date as of which they are to be redeemed. No issue of Units will be made to any new Participant having a value of less than Fifty Thousand Dollars ($50,000). Any request for redemption of Units made between Valuation Dates will be considered as having been made 15 days before the next ensuing Valuation Date and will be honored only as of such date.

     Section 6.2. Payment in satisfaction of a duly tendered request for redemption shall be made as soon as practicable and in any event within seven days after the net asset value of the Trust is ascertained for the Valuation Date as of which redemption is effected.

     Section 6.3. Upon the agreement of the redeeming Participant, the Trust may give securities and/or mortgages or other Trust assets in partial or full satisfaction of a duly tendered request for redemption. Such securities and/or mortgages will be treated for redemption purposes as being the cash equivalent of their value of the Valuation Date before the date on which redemption was requested.